Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road,
Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (469) 893-2522

Tenet Announces Results for First Quarter
Ended March 31, 2006

DALLAS – May 9, 2006 – Tenet Healthcare Corporation (NYSE:THC) today reported net income of $70 million, or $0.15 per share, for its first quarter ended March 31, 2006. This compares to a net loss of $4 million, or $0.01 per share, in the first quarter of 2005. The net income for the first quarter of 2006 includes income from continuing operations of $15 million, or $0.03 per share, compared to income from continuing operations of $20 million, or $0.04 per share, in the first quarter of 2005. As discussed below, the income from continuing operations in the first quarter of 2006 included five items with a favorable aggregate net impact of $1 million after-tax, or zero cents per share. Income from discontinued operations in the first quarter of 2006 was $53 million, or $0.12 per share compared to a net loss of $24 million, or $0.05 per share, in the first quarter of 2005.

“We improved our pricing and maintained tight control of costs while reducing our bad debt expense in the first quarter, which contributed to positive earnings,” said Trevor Fetter, president and chief executive officer. “But we continue to struggle with declining patient volumes in a number of our hospitals, and rebuilding those volumes is our top priority.”

“We continued to strengthen our relationships with our managed care payors in the first quarter,” said Reynold Jennings, chief operating officer. “This strengthening is evident not only in our pricing, but also in the continued growth in the number of our hospitals which are earning center of excellence designations from the major, national managed care payors. In the first quarter, Cigna awarded 149 Center of Excellence designations to individual service lines in Tenet’s hospitals.”

 “The improvement in the first quarter’s operating performance included a decline in bad debt expense on a sequential quarter basis,” said Timothy Pullen, executive vice president and interim chief financial officer. “It is also important to point out that our first quarter results included favorable pre-tax net adjustments of $23 million for prior year cost report settlements and cost report valuation allowances. Cash used by operating activities and capital expenditures was $438 million in the first quarter, including capital expenditures of $117 million, interest payments of $123 million, and payments for restructuring charges, litigation costs and settlements, and discontinued operations of $183 million. This is compared to the first quarter of 2005 when cash provided from operating activities, net of capital expenditures of $96 million, was $420 million, including net income tax refunds of $537 million, net cash provided from discontinued operations of $45 million, and interest payments of $94 million. It should be noted that we made a decision to change the timing of funding the company’s 401(k) plan match to once a year, in order to reduce costs. Due to this change, an additional $44 million in 401(k) funding took place in the first quarter of 2006 compared to 2005. The company also incurred additional interest payments in the first quarter of 2006 compared to the first quarter of 2005 of $29 million due to the timing of scheduled interest payments and new debt issuances in 2005.”

Continuing Operations

Income from continuing operations for the first quarter of 2006 was $15 million, or $0.03 per share, including the following five items with an aggregate favorable net after-tax impact totaling approximately $1 million or zero cents per share:

(1)          litigation and investigation costs of $16 million pre-tax, $10 million after-tax before the impact of the valuation allowance, or $0.02 per share;

(2)          net impairment and restructuring charges of $1 million pre-tax, with no net after-tax or per share impact before the impact of the valuation allowance;

(3)          costs related to Hurricane Katrina of $5 million pre-tax and post-hurricane operating losses related to our Gulf Coast operations of approximately $13 million pre-tax, totaling $18 million pre-tax, $11 million after-tax before the impact of the valuation allowance, or $0.03 per share;

(4)          a favorable, non-cash adjustment to decrease the company’s total valuation allowance for deferred tax assets related to continuing operations of $7 million, or $0.02 per share, associated with a decrease in our deferred tax assets; and,

(5)          favorable net adjustments for prior year cost report settlements and cost report valuation allowances, primarily related to Medicare and Medicaid, of $23 million pre-tax, $15 million after-tax before the impact of the tax valuation allowance, or $0.03 per share, Included in these adjustments is a favorable adjustment of $17 million pre-tax, $11 million after-tax, or $0.02 per share, as a result of a change in estimate of the valuation allowances necessary for prior year cost report periods not yet audited and settled by our fiscal intermediary, based on updated historical cost report settlement trends and refinements to estimate such trends.

See Explanatory Notes for additional information regarding certain of these items.

In addition, the company incurred stock compensation expense, included in salaries, wages and benefits, of $11 million pre-tax, $7 million after-tax, or approximately $0.02 per share in the first quarter of 2006 as compared to $13 million pre-tax, $8 million after-tax, or approximately $0.02 per share in the first quarter of 2005.

The company also recorded a $2 million credit, with zero per share impact, as a cumulative effect of a change in accounting principle, net of tax expense and related valuation allowance, due to the requirement under SFAS 123(R) to estimate the amount of stock-based awards expected to be forfeited rather than recognizing the effect of forfeitures only as they occur.

Definition of Same-Hospital Data

 Same-hospital data for all periods presented excludes our six hospitals and imaging centers in the Gulf Coast Area that were impacted by Hurricane Katrina.

Admissions

Admissions, Patient	Continuing General Hospitals			Same-Hospital
Days and Surgeries	Q1’06	Q1’05	Change (%)	Q1’06	Q1’05	Change (%)
Admissions - Total	166,426	178,458	(6.7)	161,756	167,253	(3.3)
Uninsured Admissions	6,240	6,226	0.2	6,033	6,040	(0.1)
Uninsured Admissions/Total Admits (%)	3.7	3.5	0.2 (1)	3.7	3.6	0.1 (1)
Charity Care Admissions	2,945	2,366	24.5	2,849	2,194	29.9
Charity Care admissions as % of total	1.8	1.3	0.5 (1)	1.8	1.3	0.5 (1)
Commercial Managed Care Admissions	46,768	50,930	(8.2)	45,962	48,537	(5.3)
Admissions through Emergency Dept. (ED)	91,208	97,380	(6.3)	88,483	91,421	(3.2)
ED Admits as % of Total	54.8	54.6	0.2 (1)	54.7	54.7	—
Surgeries (inpatient and outpatient)	117,838	123,101	(4.3)	113,746	114,665	(0.8)
Patient Days - Total	855,620	934,203	(8.4)	830,002	869,095	(4.5)
Equivalent Admissions	233,356	248,225	(6.0)	226,638	232,518	(2.5)
Equivalent Patient Days	1,191,546	1,291,165	(7.7)	1,154,543	1,199,890	(3.8)

(1)  This change is the difference between the 2006 and 2005 amounts shown.

Same-hospital admissions in the first quarter of 2006 were 161,756, a decline of 5,497 admissions, or 3.3 percent, compared to same-hospital admissions of 167,253 in the first quarter of 2005. Approximately 27 percent of this decline, or 1,529 admissions, is attributable to the loss of admissions from business units or service lines that were closed during 2005, including the loss of 694 admissions in our rehabilitation facilities as a result of recent regulatory changes regarding the 75 percent rule. These lost rehabilitation admissions accounted for 41 basis points of the 330 basis point decline in same-hospital admissions. We believe the remaining portion of the decline is primarily the result of (1) competition, (2) challenges in physician recruitment, retention and attrition, (3) contentious managed care contract negotiations and/or terminations, and (4) unfavorable publicity resulting from lawsuits and government investigations.

Same-hospital commercial managed care admissions declined by 5.3 percent during the first quarter of 2006 compared to the first quarter of 2005, while managed Medicare and managed Medicaid admissions increased by approximately 5.8 percent in the aggregate. We continue to experience a shift in our managed care patient mix towards plans with lower levels of reimbursement including managed Medicare and managed Medicaid insurance plans.

Outpatient Visits

	Continuing General Hospitals				Same-Hospital
Outpatient Visits	Q1’06	Q1’05	Change (%)		Q1’06	Q1’05	Change (%)
Total Visits	1,228,199	1,376,156	(10.8)		1,180,821	1,280,991	(7.8)
Uninsured Visits	125,338	131,621	(4.8)		117,825	121,824	(3.3)
Uninsured/ Total Visits (%)	10.2	9.6	0.6	(1)	10.0	9.5	0.5	(1)
Charity Care Visits	5,366	4,713	13.9		5,376	4,622	16.3
Charity Care / Total Visits (%)	0.4	0.3	0.1	(1)	0.5	0.4	0.1	(1)

(1) This percentage change is the difference between the 2006 and 2005 amounts shown

Same-hospital outpatient visits in the first quarter of 2006 declined to 1,180,821, a decline of 100,170, or 7.8 percent, compared to 1,280,991 visits in the first quarter of 2005. Approximately 22 percent of this decline was the result of the sale or closure of certain home health agencies, hospices and clinics. The company believes the same factors cited as contributing to the decline in our inpatient volumes are also having a similar effect on our outpatient volumes.

Revenues

Revenues	Continuing Operations			Same-Hospital Operations
($ in Millions)	Q1’06	Q1’05	Change (%)	Q1’06	Q1’05	Change (%)
Net Operating Revenues	2,414	2,501	(3.5)	2,357	2,352	0.2
Compact discounts	230	155	48.4	217	144	50.7
Compact-adjusted Net Operating Revenue (1)	2,644	2,656	(0.5)	2,574	2,496	3.1
Charity care	172	155	11.0	167	143	16.8
Provision for Doubtful Accounts	138	167	(17.4)	132	163	(19.0)
Total uncompensated care (1) (2)	540	477	13.2	516	450	14.7
Uncompensated care/ (Net Operating Rev + Charity + Compact) (%) (1)	19.2	17.0	2.2 (3)	18.8	17.1	1.7	(3)

(1)          Non-GAAP measure

(2)          Defined as Compact discounts plus charity care plus provision for doubtful accounts

(3)          This percentage change is the difference between the 2006 and 2005 amounts shown

Net operating revenues for same-hospital operations were $2.357 billion in the first quarter of 2006, an increase of $5 million, or 0.2 percent, as compared to $2.352 billion in the first quarter of 2005. Patient discounts provided under the Compact with Uninsured Patients (“Compact”) reduced same-hospital net operating revenues in the first quarter of 2006 and 2005 by $217 million and $144 million, respectively. If the discounts under the Compact were added back to net operating revenues, it would have produced a non-GAAP measure of Compact-adjusted net operating revenues for the first quarter of 2006 of $2.574 billion, which would then have resulted in an increase of $78 million or 3.1 percent compared to same-hospital Compact-adjusted net operating revenues of $2.496 billion for the first quarter of 2005. (A reconciliation of net operating revenue to Compact-adjusted net operating revenue, how the company uses the measures, and why the company believes these measures are useful, are provided in the tables below entitled “Additional Supplemental Non-GAAP Disclosures.” The foregoing also applies to all non-GAAP measures described below.)

Tenet initiated the implementation of the Compact in June, 2004. The Compact was fully implemented in all the hospitals with the initiation of Compact discounts in Texas on September 1, 2005.

Under the Compact, discounts are provided to uninsured patients at managed care-style rates established by each hospital. The Compact discount offered to an uninsured patient is recognized as a contractual allowance, which reduces net operating revenues at the time the account is recorded. Prior to implementing these discounting provisions under the Compact, the vast majority of these discounts was ultimately recognized to be uncollectible and, as a result, was then recorded in our provision for doubtful accounts.

Pricing

	Continuing Operations			Same-Hospital Operations
Pricing	Q1’06	Q1’05	Change (%)	Q1’06	Q1’05	Change (%)
Net inpatient revenue per admission ($)	10,077	9,532	5.7	10,151	9,596	5.8
Compact-adjusted net inpatient revenue per admission ($) (1)	10,768	9,980	7.9	10,831	10,056	7.7
Net inpatient revenue per patient day ($)	1,960	1,821	7.6	1,978	1,847	7.1
Compact-adjusted net inpatient revenue per patient day ($) (1)	2,094	1,906	9.9	2,111	1,935	9.1
Net outpatient revenue per visit ($)	541	515	5.0	548	519	5.6
Compact-adjusted net outpatient revenue per visit ($) (1)	634	570	11.2	639	571	11.9
Net patient revenue from managed care payers ($mm)	1,197	1,219	(1.8)	1,168	1,139	2.5
Stop loss payments from managed care payers ($mm)	91	120	(24.2)	89	110	(19.1)

(1) Non-GAAP measure

Same-hospital net inpatient revenue per admission for the first quarter of 2006 was $10,151 compared to $9,596 in the first quarter of 2005. However, this unit measurement has been reduced by the Compact. If the discounts under the Compact are added back to net inpatient revenue, it produces a non-GAAP measure of same-hospital Compact-adjusted net inpatient revenue per admission of $10,831 for the first quarter of 2006, an increase of $775, or 7.7 percent, compared to $10,056 for the first quarter of 2005.

Same-hospital net outpatient revenue per visit was $548 in the first quarter of 2006 compared to $519 in the first quarter of 2005. This unit measurement is also reduced by the Compact. If the discounts under the Compact are added back to net outpatient revenue, it produces a non-GAAP measure of $639 in same-hospital Compact-adjusted net outpatient revenue per visit in the first quarter of 2006, an increase of $68, or 11.9 percent, compared to $571 in the first quarter of 2005.

The company disaggregates its total managed care business into two categories: commercial managed care, and managed Medicare and managed Medicaid. In the first quarter of 2006, approximately 79 percent of total managed care net revenues are from Tenet’s commercial managed care business and 21 percent from managed Medicare and managed Medicaid. Managed care admissions in the first quarter of 2006 were 64 percent commercial, and 36 percent from managed Medicare and managed Medicaid. Managed care outpatient visits in the first quarter of 2006 were 75 percent commercial and 25 percent managed Medicare and managed Medicaid. These same-hospital statistics are consistent with the comparable total hospital statistics.

Same-hospital inpatient managed care base rates in the first quarter of 2006 increased by 10.6 percent for our total managed care portfolio and 11.0 percent for the commercial segment of the managed care portfolio as compared to the first quarter of 2005. Same-hospital net inpatient revenue per admission increased by 11.8 percent in the commercial segment of our managed care business. On an aggregate portfolio yield basis, which includes managed Medicare and managed Medicaid in addition to our commercial managed care business, same-hospital net inpatient revenue per admission increased by 6.1 percent as compared to the first quarter of 2005. These pricing increases contributed to same-hospital net inpatient revenue from managed care payers increasing by 4.5 percent in the first quarter of 2006 compared to the first quarter of 2005 despite the decline in managed care patient volumes.

Same-hospital stop-loss payments were $89 million in the first quarter of 2006, a decrease of $21 million from the $110 million received in the first quarter of 2005. Same-hospital stop-loss payments on a sequential quarter basis also decreased showing a decline of $9 million compared to the fourth quarter of 2005 when stop-loss payments were $98 million. Stop-loss payments were received on 3.8 percent of aggregate managed care admissions in the first quarter of 2006, and on 5.1 percent of commercial managed care admissions.

Controllable Operating Expenses

Controllable Operating	Continuing Operations			Same-Hospital Operations
Expense ($ millions)	Q1’06	Q1’05	Change (%)	Q1’06	Q1’05	Change (%)
Salaries, Wages & Benefits	1,075	1,124	(4.4)	1,048	1,060	(1.1)
Supplies	449	457	(1.8)	436	426	2.3
Other Operating Expenses	536	527	1.7	516	490	5.3
Total Controllable Operating Exp	2,060	2,108	(2.3)	2,000	1,976	1.2

Same-hospital controllable operating expenses (consisting of salaries, wages and benefits, supplies, and other operating expenses) were $2.000 billion and $1.976 billion in the first quarters of 2006 and 2005, respectively. Same-hospital controllable operating expenses per equivalent patient day were $1,732 in the first quarter of 2006 compared to $1,647 in the first quarter of 2005, an increase of $85 or 5.2 percent. Contributing to this increase are certain fixed costs that do not fluctuate with the changes in our patient volumes, such as utilities, property taxes, rent and information technology costs.

Malpractice expense of $47 million and $52 million for the first quarters of 2006 and 2005, respectively, is included in “Other Operating Expenses.” This decrease is due in part to lower patient volumes, a reduction in the frequency of claims, and an increase in the interest rate used to discount our malpractice liabilities.

Provision for Doubtful Accounts

	Continuing Operations				Same-Hospital Operations
Bad Debt	Q1’06	Q1’05	Change (%)		Q1’06	Q1’05	Change (%)
Provision for Doubtful Accounts (“Bad Debt”) ($mm)	138	167	(17.4)		132	163	(19.0)
Bad Debt / Net Operating Revenues (%)	5.7	6.7	(1.0	)(2)	5.6	6.9	(1.3	)(2)
Compact-related reduction in bad debt ($mm)	211	143	47.6		199	132	50.8
Bad Debt + Compact-related Reduction (1) ($mm)	349	310	12.6		331	295	12.2
Compact Adjusted Bad Debt / (Net operating revenues + Compact discounts) (%) (1)	13.2	11.7	1.5	(2)	12.9	11.8	1.1	(2)

(1)          Non-GAAP measure

(2)          This change is the difference between the 2006 and 2005 amounts shown

Same-hospital provision for doubtful accounts, or bad debt expense, was $132 million in the first quarter of 2006, a decrease of $31 million from bad debt expense of $163 million in the first quarter of 2005. Same-hospital bad debt expense was 5.6 percent of net operating revenues in the first quarter of 2006, compared to 6.9 percent of net operating revenues in the first quarter of 2005. After adding back the Compact-related reduction to bad debt to bad debt expense and Compact discounts to net operating revenues in both quarters, it produces a non-GAAP measure of 12.9 percent for same-hospital

Compact-adjusted bad debt expense to Compact-adjusted net operating revenue for the first quarter of 2006 as compared to 11.8 percent for the first quarter of 2005.

Accounts Receivable

Accounts receivable were $1.584 billion at March 31, 2006, and $1.525 billion at December 31, 2005. Accounts receivable days outstanding for continuing operations decreased to 57 days at March 31, 2006 from 59 days at December 31, 2005.

Cash Flow

Unrestricted cash was $975 million at March 31, 2006, down $398 million from $1.373 billion at December 31, 2005. Unrestricted cash at March 31, 2006, as well as at December 31, 2005, excludes $263 million of cash restricted as collateral for standby letters of credit under the letter of credit facility that we entered into in December 2004.

Cash used in operating activities for the first quarter of 2006 was $321 million, including our net shareholder settlement payment of $145 million, other litigation and restructuring costs of $30 million, $97 million of annual 401(k) matching contributions and cash used in operating activities from discontinued operations of $8 million.

Capital expenditures in the first quarter of 2006 were $117 million. Substantially all capital expenditures in the first quarter of 2006 were for continuing operations including $24 million relating to our Gulf Coast operations.

Liquidity

Total debt was $4.8 billion at March 31, 2006, unchanged from total debt on December 31, 2005. Net debt, a non-GAAP measure defined as total debt less unrestricted cash and cash equivalents, was $3.8 billion at March 31, 2006, compared to $3.4 billion at December 31, 2005.

Income Taxes

The income tax expense of $5 million in the first quarter of 2006 on pre-tax income of $20 million from continuing operations includes a $7 million income tax benefit to decrease the valuation allowance for deferred tax assets.

Discontinued Operations

Income from discontinued operations for the first quarter of 2006 was $53 million after-tax, or $0.12 per share, and includes the following four items with an aggregate positive net after-tax impact of approximately $55 million, or $0.12 per share:

(1)          favorable non-cash adjustment to decrease the valuation allowance for deferred tax assets of approximately $20 million, or $0.04 per share;

(2)          favorable adjustment of $45 million pre-tax, $28 million after-tax, or $0.06 per share for an insurance recovery related to the December 2004 settlement of patient litigation at Redding Medical Center;

(3)          favorable net adjustments for prior year cost report settlements and cost report valuation allowances of $14 million pre-tax, $9 million after-tax before the impact of the tax valuation allowance, or $0.02 per share. Included in these adjustments is a favorable adjustment of $6 million pre-tax, $4 million after-tax, or $0.01 per share, as a result of a change in estimate of the valuation allowances necessary for prior year cost report periods not yet audited and settled by our fiscal intermediary based on updated historical cost report settlement trends and refinements to estimate such trends, and;

(4)          impairment and restructuring charges of $3 million pre-tax, $2 million after-tax, or zero cents per share.

See Explanatory Notes for additional information regarding certain of these items.

Management’s Web Cast Review of First Quarter Results

Tenet management will discuss first quarter 2006 results on a webcast event scheduled to begin at 11:00 AM (ET) on May 9, 2006. This webcast may be accessed through Tenet’s website at www.tenethealth.com

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service. Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2005, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(Unaudited)

	Three Months Ended March 31
(Dollars in millions except per share amounts)	2006	%	2005	%	Change

Net operating revenues (1)	$2,414	100.0%	$2,501	100.0%	(3.5)%
Operating expenses:
Salaries, wages and benefits	(1,075)	44.5%	(1,124)	44.9%	(4.4)%
Supplies	(449)	18.6%	(457)	18.3%	(1.8)%
Provision for doubtful accounts	(138)	5.7%	(167)	6.7%	(17.4)%
Other operating expenses (2)	(536)	22.2%	(527)	21.1%	1.7%
Depreciation	(83)	3.4%	(90)	3.6%	(7.8)%
Amortization	(7)	0.3%	(6)	0.2%	16.7%
Impairment of long-lived assets and restructuring charges (3)	(1)	0.1%	(9)	0.4%
Loss from hurricanes and related costs (4)	(5)	0.2%	—	—
Costs of litigation and investigations (5)	(16)	0.7%	(8)	0.3%
Loss from early extinguishment of debt (6)	—	—	(15)	0.6%

Operating income	104	4.3%	98	3.9%

Interest expense	(102)		(101)
Investment earnings	17		9
Minority interests	(1)		(3)
Net gains on sales of investments	2		—

Income from continuing operations before income taxes	20		3
Income tax (expense) benefit (8)	(5)		17
Income from continuing operations	15		20

Discontinued operations:
Income (loss) from operations of asset group	13		(39)
Impairment of long-lived assets and restructuring charges (7)	(3)		(7)
Insurance recovery (9)	45		—
Net gains on sales of asset group	—		22
Income tax expense (8)	(2)		—

Income (loss) from discontinued operations	53		(24)

Income (loss) before cumulative effect of change in accounting principle	68		(4)

Cumulative effect of change in accounting principle, net of tax	2		—

Net income (loss)	$70		$(4)

Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.03		$0.04
Discontinued operations	0.12		(0.05)
Cumulative effect of change in accounting principle, net	—		—
	$0.15		$(0.01)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	470,745		468,947

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

Dollars in millions

(Unaudited)

	March 31, 2006	December 31, 2005

Cash and cash equivalents	$975	$1,373
Net accounts receivable	1,584	1,525
Assets held for sale	9	11
Other current assets	510	599

Current assets	3,078	3,508
Current liabilities	(1,809)	(2,292)

Net working capital	1,269	1,216
Investments and other assets	364	380
Restricted cash	263	263
Net property and equipment	4,601	4,620
Goodwill	800	800
Net intangible assets	231	241
Long-term debt, net of current portion	(4,785)	(4,784)
Other long-term liabilities and minority interests	(1,644)	(1,715)
Total shareholders’ equity	(1,099)	(1,021)

CASH FLOW DATA

Dollars in millions

(Unaudited)

	3 Months Ended March 31, 2006	3 Months Ended March 31, 2005

Net cash provided by (used in) operating activities	$(321)	$516
Cash flows from investing activities:
Purchases of property and equipment	(117)	(96)
Proceeds from sales of facilities, investments and other assets	29	76
Insurance recoveries	10	—
Other items	—	(2)
Cash flows from financing activities:
Payments of borrowings	—	(22)
Sale of new senior notes	—	773
Repurchases of senior notes	—	(413)
Other items	1	11

Net increase (decrease) in cash and cash equivalents	$(398)	$843

Supplemental disclosures:
Interest paid, net of capitalized interest	$(123)	$(94)
Income tax refunds received (payments made), net	(3)	537

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Quarter Ended March 31, 2006

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	Three Months Ended March 31
	2006	2005	Change

Net inpatient revenues	$1,677	$1,701	(1.3)%
Net outpatient revenues	$664	$709	(6.3)%

Number of hospitals (at end of period)	69	69	— *
Licensed beds (at end of period)	17,851	17,941	(0.5)%
Average licensed beds	17,851	17,924	(0.4)%
Utilization of licensed beds	53.3%	57.9%	(4.6)%*
Patient days	855,620	934,203	(8.4)%
Equivalent patient days	1,191,546	1,291,165	(7.7)%
Net inpatient revenue per patient day	$1,960	$1,821	7.6%
Admissions	166,426	178,458	(6.7)%
Equivalent admissions	233,356	248,225	(6.0)%
Net inpatient revenue per admission	$10,077	$9,532	5.7%
Average length of stay (days)	5.1	5.2	(0.1)*
Surgeries	117,838	123,101	(4.3)%
Net outpatient revenue per visit	$541	$515	5.0%
Outpatient visits	1,228,199	1,376,156	(10.8)%

Sources of net patient revenue
Medicare	28.3%	28.2%	0.1%*
Medicaid	8.5%	8.1%	0.4%*
Managed care	51.1%	50.6%	0.5%*
Indemnity, self-pay and other	12.1%	13.1%	(1.0)%*

Same-hospital **
Net inpatient revenues	$1,642	$1,605	2.3%
Net outpatient revenues	$647	$665	(2.7)%

Number of hospitals (at end of period)	63	63	— *
Average licensed beds	16,583	16,646	(0.4)%
Utilization of licensed beds	55.6%	58.0%	(2.4)%*
Patient days	830,002	869,095	(4.5)%
Net inpatient revenue per patient day	$1,978	$1,847	7.1%
Admissions	161,756	167,253	(3.3)%
Net inpatient revenue per admission	$10,151	$9,596	5.8%
Average length of stay (days)	5.1	5.2	(0.1)*
Net outpatient revenue per visit	$548	$519	5.6%
Outpatient visits	1,180,821	1,280,991	(7.8)%

*This change is the difference between the 2006 and 2005 amounts shown.

**Excludes six hospitals and imaging centers in the Gulf Coast area that were impacted by Hurricane Katrina for all periods presented.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

Fiscal 2005 by Calendar Quarter

(Unaudited)

	3 Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05

Net operating revenues	$2,501	$2,420	$2,394	$2,299	$9,614
Operating expenses:
Salaries, wages and benefits	(1,124)	(1,114)	(1,099)	(1,051)	(4,388)
Supplies	(457)	(447)	(446)	(424)	(1,774)
Provision for doubtful accounts	(167)	(153)	(206)	(172)	(698)
Other operating expenses	(527)	(547)	(554)	(555)	(2,183)
Depreciation	(90)	(86)	(95)	(81)	(352)
Amortization	(6)	(6)	(10)	(8)	(30)
Impairment and restructuring charges	(9)	4	(205)	(56)	(266)
Loss from hurricanes and related costs	—	—	(40)	(15)	(55)
Costs of litigation and investigations	(8)	(11)	(28)	(165)	(212)
Loss from early extinguishment of debt	(15)	—	—	—	(15)

Operating income (loss)	98	60	(289)	(228)	(359)

Interest expense	(101)	(102)	(102)	(100)	(405)
Investment earnings	9	15	17	18	59
Minority interests	(3)	(3)	—	(1)	(7)
Net gain on sales of facilities and long-term investments	—	—	—	4	4

Income (loss) from continuing operations before income taxes	3	(30)	(374)	(307)	(708)
Income tax (expense) benefit	17	18	(4)	56	87
Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	20	(12)	(378)	(251)	(621)

Discontinued operations:
Income (loss) from operations of asset group	(39)	(20)	7	5	(47)
Impairment of long-lived assets and goodwill, and restructuring charges	(7)	(1)	(27)	(21)	(56)
Net gain (loss) on sales of asset group	22	—	(2)	(1)	19
Income tax expense	—	—	(1)	(2)	(3)

Loss from discontinued operations	(24)	(21)	(23)	(19)	(87)

Loss before cumulative effect of change in accounting principle	(4)	(33)	(401)	(270)	(708)

Cumulative effect of change in accounting principle, net of tax	—	—	—	(16)	(16)

Net loss	$(4)	$(33)	$(401)	$(286)	$(724)

Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.04	$(0.03)	$(0.80)	$(0.53)	$(1.32)
Discontinued operations	(0.05)	(0.04)	(0.05)	(0.05)	(0.19)
Cumulative effect of change in accounting principle, net	—	—	—	(0.03)	(0.03)
	$(0.01)	$(0.07)	(0.85)	$(0.61)	$(1.54)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	468,947	468,758	469,179	469,607	468,898

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS  – CONTINUING OPERATIONS

Fiscal 2005 by Calendar Quarter

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	Three Months Ended				Year Ended
	3/31/05	6/30/05	9/30/05	12/31/05	12/31/05

Net inpatient revenues	$1,701	$1,598	$1,603	$1,590	$6,492
Net outpatient revenues	$709	$727	$708	$641	$2,785

Number of hospitals (at end of period)	69	69	69	69	69
Licensed beds at end of period	17,941	17,897	17,859	17,863	17,863
Average licensed beds	17,924	17,930	17,859	17,842	17,889
Utilization of licensed beds	57.9%	53.0%	50.8%	49.3%	52.7%
Patient days	934,203	865,396	834,601	809,577	3,443,777
Equivalent patient days	1,291,165	1,222,322	1,179,032	1,134,196	4,826,715
Net inpatient revenue per patient day	$1,821	$1,847	$1,921	$1,964	$1,885
Admissions	178,458	168,526	163,707	157,896	668,587
Equivalent admissions	248,225	239,747	233,272	223,084	944,328
Net inpatient revenue per admission	$9,532	$9,482	$9,792	$10,070	$9,710
Average length of stay (days)	5.2	5.1	5.1	5.1	5.2
Surgeries	123,101	125,907	120,871	114,226	484,105
Net outpatient revenue per visit	$515	$542	$568	$534	$539
Outpatient visits	1,376,156	1,341,793	1,246,170	1,200,682	5,164,801

Sources of net patient revenue
Medicare	28.2%	27.2%	26.5%	28.2%	27.5%
Medicaid	8.1%	8.3%	8.8%	8.0%	8.3%
Managed care	50.6%	50.2%	51.1%	51.3%	50.8%
Indemnity, self-pay and other	13.1%	14.3%	13.6%	12.5%	13.4%

Same-hospital
Net inpatient revenues	$1,605	$1,504	$1,533	$1,563	$6,205
Net outpatient revenues	$665	$688	$678	$625	$2,656

Number of hospitals (at end of period)	63	63	63	63	63
Average licensed beds	16,646	16,652	16,582	16,565	16,612
Utilization of licensed beds	58.0%	53.1%	52.0%	52.0%	53.8%
Patient days	869,095	804,167	793,309	792,962	3,259,533
Net inpatient revenue per patient day	$1,847	$1,870	$1,932	$1,971	$1,904
Admissions	167,253	157,924	156,682	154,625	636,484
Net inpatient revenue per admission	$9,596	$9,524	$9,784	$10,108	$9,749
Average length of stay (days)	5.2	5.1	5.1	5.1	5.1
Net outpatient revenue per visit	$519	$553	$573	$536	$545
Outpatient visits	1,280,991	1,244,435	1,182,418	1,165,366	4,873,210

Additional Supplemental Non-GAAP Disclosures

In March 2004, we announced that we would be implementing managed care-style pricing for most of our uninsured patients under our Compact with Uninsured Patients (“Compact”). The discounts for uninsured patients began to be phased in during the second quarter of 2004 and were in effect at 40 of our hospitals by December 31, 2004, at 57 of our hospitals on March 31, 2005, and at all 69 of our hospitals by December 31, 2005. Our Compact is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those accounts had often been written down as provision for doubtful accounts if the accounts were not collected. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded and also reduces our provision for doubtful accounts.

In light of the phase-in of the discounts for uninsured patients under the Compact, the Company is providing supplemental data in addition to data required in accordance with generally accepted accounting principles (“GAAP”). It does so to show the effect that the discounts under the Compact have had on the Company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because discounts under the Compact during the periods presented are not indicative of future periods. In spite of the limitations, the Company finds the information useful to the extent it better enables it and users of its financial statements to evaluate net operating revenue trends and measure certain operating expense categories, which are largely influenced by volumes and generally are analyzed as a percent of net operating revenues.

The tables below illustrate certain operating expense categories as a percent of net operating revenues excluding discounts under the Compact, as described above, for the three-month periods ended March 31, 2006 and March 31, 2005. The tables also illustrate same-hospital net inpatient revenue per admission and same-hospital net outpatient revenue per visit excluding the discounts under the Compact, as described above, for the three-month periods ended March 31, 2006 and March 31, 2005. For all non-GAAP measures provided, the tables below present the comparable GAAP measures and a reconciliation of the different measures. The Company believes the consistent use of this supplemental information provides it and users of its financial statements with reliable period-to-period comparisons. Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Operating Measures Adjusted for the Impact of the Compact

(Unaudited)

	Quarter Ended March 31, 2006
	Actual GAAP Amounts	Compact Adjustments	Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues

(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)

Net operating revenues	$2,414	$230	$2,644	100.0%	100.0%

Operating expenses:
Salaries and benefits	(1,075)	—	(1,075)	44.5%	40.7%
Supplies	(449)	—	(449)	18.6%	17.0%
Provision for doubtful accounts	(138)	(211)	(349)	5.7%	13.2%
Other operating expenses	(536)	—	(536)	22.2%	20.3%

Same-hospital
Net inpatient revenue	$1,642	$110	$1,752
Net outpatient revenue	$647	$107	$754
Admissions	161,756		161,756
Outpatient Visits	1,180,821		1,180,821

Net inpatient revenue per admission	$10,151		$10,831
Net outpatient revenue per visit	$548		$639

	Quarter Ended March 31, 2005
	Actual GAAP Amounts	Compact Adjustments	Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues

(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)

Net operating revenues	$2,501	$155	$2,656	100.0%	100.0%

Operating expenses:
Salaries and benefits	(1,124)	—	(1,124)	44.9%	42.3%
Supplies	(457)	—	(457)	18.3%	17.2%
Provision for doubtful accounts	(167)	(143)	(310)	6.7%	11.7%
Other operating expenses	(527)	—	(527)	21.1%	19.8%

Same-hospital
Net inpatient revenue	$1,605	$77	$1,682
Net outpatient revenue	$665	$67	$732
Admissions	167,253		167,253
Outpatient Visits	1,280,991		1,280,991

Net inpatient revenue per admission	$9,596		$10,056
Net outpatient revenue per visit	$519		$571

TENET HEALTHCARE CORPORATION

Explanatory Notes

1.                                       Net operating revenues for the quarter ended March 31, 2006 include favorable net adjustments for prior year cost report settlements and cost report valuation allowances, primarily related to Medicare and Medicaid, of $23 million pre-tax, $15 million after-tax, or $0.03 per share. Included in these adjustments is a favorable adjustment of $17 million pre-tax, $11 million after-tax, or $0.02 per share as a result of a change in estimate of the valuation allowances necessary for prior year cost report periods not yet audited and settled by our fiscal intermediary based on updated historical cost report settlement trends and refinements to estimate such trends.

2.                                       Other operating expenses include malpractice expense of $47 million and $52 million for the quarters ended March 31, 2006 and 2005, respectively. Also included is a net gain of $6 million in the quarter ended March 31, 2005 from the sale of certain home health agencies.

3.                                       During the quarter ended March 31, 2006, we recorded impairment and restructuring charges of $1 million consisting of a $36 million write down of long-lived assets to their estimated fair values, primarily due to the adverse current and anticipated future financial trends at three of our hospitals, approximately $1 million in employee severance and related costs and $2 million in lease termination costs, offset by a $2 million reduction in restructuring reserves recorded in prior periods and $36 million of insurance proceeds for property damage caused by Hurricane Katrina. During the quarter ended March 31, 2005, we recorded restructuring charges of $9 million consisting of $6 million in employee severance, benefits and relocation costs and $3 million in non-cash stock option modification costs related to terminated employees.

4.                                       Loss from hurricanes and related costs were $5 million for the quarter ended March 31, 2006 and were comprised of $2 million of relief pay and other employee-related expenses and approximately $3 million in repair costs.

5.                                       Costs of litigation and investigations in continuing operations were $16 million and $8 million for the quarters ended March 31, 2006 and 2005, respectively. These expenses consisted primarily of costs to defend ourselves in various lawsuits and legal fees related to settlements.

6.                                       In January 2005, we sold $800 million of senior notes with registration rights in a private placement and received net proceeds of approximately $773 million after deducting discounts and related expenses. We used a portion of the proceeds from the offering for the early redemption of our remaining outstanding senior notes due in 2006 and 2007, resulting in a $15 million loss from early extinguishment of debt.

7.                                       During the quarter ended March 31, 2006, we recorded impairment and restructuring charges of $3 million in discontinued operations consisting primarily of $2 million for the write-down of long-lived assets to their estimated fair values, less estimated costs to sell, $1 million in employee severance and retention costs, $1 million in lease termination and other costs, and a

$1 million reduction in reserves recorded in prior periods.

8.                                       Income tax expense of $5 million in continuing operations for the three months ended March 31, 2006 includes a $7 million income tax benefit to decrease the valuation allowance for our deferred tax assets. Income tax expense of $2 million in discontinued operations for the three months ended March 31, 2006 includes a $20 million income tax benefit to decrease the valuation allowance for our deferred tax assets.

Income taxes for the three months ended March 31, 2005 included a $22 million income tax benefit in continuing operations to reduce the valuation allowance for our deferred tax assets and income tax expense of $7 million in discontinued operations to increase the valuation allowance.

9.                                       During the quarter ended March 31, 2006, we recorded an insurance recovery of $45 million based on a recent agreement in principle with one of the insurance carriers for which we sought recovery under our excess professional and general liability insurance policies for the December 2004 settlement of substantially all patient litigation related to Redding Medical Center.